Executive Employment Agreement

         This Agreement is made as of August 11, 1997, by and between HARRIS SAVINGS BANK, a Pennsylvania Banking corporation ("the Bank"), and RICHARD C. RUBEN, ("Ruben").

         The Bank, to obtain the benefit of Ruben's experience in law and management and to reasonably assure continuity of service and non-competition with the Bank, wishes to employ Ruben, and Ruben is willing to be employed by the Bank, on the terms, covenants, and conditions set forth below for a period of three (3) years commencing September 1, 1997, and renewable at will thereafter.

Now, therefore, in consideration of the mutual covenants contained in this agreement, it is agreed as follows:

1. Nature of Employment. Subject to the supervision and pursuant to the orders, advice and directions of the Board of Directors ("Board"), and President of the Bank, Ruben will be employed as a Senior Vice President, General Counsel and Corporate Secretary of the Bank under the direction of the President and the Board and will have such duties as normally apply to such positions and as may be assigned to him from time to time by the President and the Board. Ruben agrees to devote his full time, attention, energies and expertise to such duties. Ruben represents and warrants to the Bank that he is presently subject to no other employment contract, written or oral except professional service contracts presently in force with his private clients the terms of which will be completed or terminated prior to the effective date hereof except as agreed by the parties.


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2. Base Compensation. In consideration of the services to be rendered by Ruben, the Bank will pay to Ruben a base salary in the gross amount of $115,000 per year, payable in equal installments the last day of each month or otherwise as is standard at the Bank. The President and the Board may, at their option, increase the base compensation upon periodic review but during the three (3)year term of this Agreement may not reduce said compensation.

3. Incentive Bonus Plan. While Ruben is an Officer of the Bank, the Bank will include him in its incentive bonus plan with the potential of providing additional compensation to Ruben in amounts as set by the Board annually if the operations under his control meet the objectives set by the Board. Also, the Board in its discretion may award Ruben a bonus for 1997 should his performance, in the discretion of the Board, warrant such bonus.

4. Additional Consideration. Bank and Ruben in addition agree to the following:

    (a). A Change of Control Agreement equivalent to that in force at the date hereof between Bank and its present Senior Officers; and

    (b). The grant of 500 shares of Bank's stock on the first through third anniversaries of his employment; and

    (c). Ruben shall be granted options to purchase 1,000 shares of Bank's stock on each anniversary of his employment for three (3) years at a price set as the closing price of Bank's stock on the date Ruben begins his employment; and

    (d). That Ruben shall commence his full time employment by Bank on or before September 1, 1997; and

    (e). That in the event Ruben is unable after reasonable effort to either bring to a close current cases or refer existing cases to alternative counsel prior to September 1, 1997 he

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    may complete said cases so long as any court appearances do not require more than a total of three (3) business days away from Harris; are completed prior to December 1, 1997; any time away from Harris is taken without pay; and that no Harris time or resources are employed in preparing for and concluding said cases; and

    (f). That Harris will provide fully equipped offices for Ruben and his legal secretary/paralegal and in setting up said offices will purchase from Ruben:

          i). A Toshiba 2540 copying machine and the pro-rated expense of future maintenance agreements in force at fair market value; and

          ii). One TCS computer with associated software, Daewood monitor, keyboard and Hewlett Packard LaserJet 4 Plus laser printer at fair market value; and

          iii). One Pitney Bowes E500 Postage meter lease, scale and service contract at cost; and

          iv). Maintain current necessary law books including Purdons Pa. Statutes, Vales Pa. Digest, Banking Forms and Dunlap-Hanna Pa. Forms owned by Ruben and provide a reasonable, to be agreed upon, on-going library allowance for the purchase of necessary Banking and regulatory books and services to support Harris' legal needs and its office of General Counsel; and

    (g). That Bank will pay Ruben's annual lawyer license fees and assessments and pay for and provide for at a minimum continuing legal education courses necessary for Ruben to maintain his Pennsylvania license; and

    (h). Provide sufficient time as part of his employment, if necessary, to maintain or increase his skills and knowledge in areas of the law necessary to fully perform his

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    functions as General Counsel; and

5. Termination of Position. The Bank may, at its option and with or without cause, terminate Ruben's position as Senior Vice President of the Bank, in which case the Bank will give Ruben at least 30 days prior written notice of its intent to terminate him. The parties acknowledge that Ruben's employment involves various front-end costs to him and that Ruben's employment involves the shutting down of his private practice of law. Therefore, while Ruben may resign such position at any time, should Bank terminate him less than three years after the effective date of this Agreement without "cause" (defined for this purpose only as Ruben's having engaged in willful misconduct as defined by the unemployment compensation law of the Commonwealth of Pennsylvania) Bank shall pay to Ruben his salary at his then base rate and other employment benefits through the remaining three year term of this Agreement.

6. Consequences of Death. If Ruben should die during the term of this Agreement, this Agreement shall immediately terminate on the day of his death as if such day were the day fixed for termination.

7. Nondisclosure of Confidential Information Concerning Business. Ruben shall not at any time, whether during or after his employment under this agreement, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation any information relating to the business or affairs of the Bank which is confidential, proprietary, or not in the public domain. In the event of a breach of the provisions of this section, the Bank shall be entitled to an injunction restraining Ruben from such disclosure.



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8. Vacation. Ruben shall be entitled to an aggregate of three (3) weeks annual paid vacation, to be scheduled consistent with business needs. Bank and Ruben agree that he may take three (3) days leave in early October, 1997 as part of his first year vacation.

9. Contract Terms to Be Exclusive. This written Agreement (a) supersedes any prior understandings or agreements between Ruben and the Bank relating to this subject matter, (b) constitutes the entire understanding between Ruben and the Bank relating to this subject matter, (c) may be modified only in writing signed by Ruben and an authorized Bank representative, (d) binds and inures to the benefit of successors and assigns of the Bank, (e) is not assignable by Ruben and (f) is governed by Pennsylvania law. The parties acknowledge that neither of them has made any representation with respect to the subject matter of this Agreement nor any representations including its execution and delivery except such representations as are specifically set forth, and each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into the Agreement. The parties further acknowledge that any statements or representations that may have been made to this date by either of them to the other are void and of no effect and that neither of them has relied on them in connection with his or its dealings with the other.

10. Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions nevertheless shall continue in full force and effect.

11. Notices. Any notices required or desired to be given shall be deemed sufficiently given when sent by registered or certified mail to the Bank, addressed to William J. McLaughlin, President and CEO, Second and Pine Streets, Harrisburg, Pennsylvania 17101 and to Ruben at 345 Old

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York Road, New Cumberland, Pennsylvania 17070 (or such address or addresses as he hereafter designates to the Bank).

IN WITNESS WHEREOF, the parties have executed this Agreement in several counterparts (each of which shall constitute an original) as of the day and year first above written.

                                                   HARRIS SAVINGS BANK


                                                   By: /s/ Wm. J. McLaughlin
                                                   -----------------------------
                                                            President


                                                   /S/ Richard C. Ruben
                                                   -----------------------------
                                                   Richard C. Ruben, Esquire

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